Exhibit 99.1
News Release

LCA-Vision Reports on Annual Meeting of Stockholders

CINCINNATI (June 2, 2009) – LCA-Vision Inc. (NASDAQ: LCAV), a leading provider of laser vision correction services under the LasikPlus® brand, announces that its stockholders have re-elected all six of its Board's nominees to its Board of Directors, each for a one-year term.  The Directors are:

▪	William F. Bahl, Co-Founder and President of Bahl & Gaynor Investment Counsel
▪	John H. Gutfreund, President of Gutfreund & Co. Inc.
▪	John C. Hassan, consultant with BSC Ventures
▪	Edgar F. Heizer III, Chairman of Manus Health Systems, Inc.
▪	Steven C. Straus, Chief Executive Officer of LCA-Vision Inc.
▪	E. Anthony Woods, non-executive Chairman of the Board of LCA-Vision, and Chairman and Chief Executive Officer of SupportSource, LLC

LCA-Vision stockholders also voted in favor of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009 and voted against ratification of the Company’s Stockholders Rights Plan.

Commenting on current business conditions, Mr. Woods stated, “Although various surveys and indices indicate some optimism about economic conditions and consumer sentiment, it is our experience that many Americans are closely watching expenses and are limiting their spending primarily to essential items.  Our management team at LCA-Vision, with full Board support, has implemented multiple programs in an attempt to sustain procedure volume in this challenging environment.  However, consumer reluctance to spend on elective surgical procedures is continuing to have a negative impact on procedure volume at our LasikPlus® centers.  Procedure volume in April and May has declined approximately 45% from the comparable period last year and we currently anticipate continued softness throughout 2009.  The decline in discretionary spending impacted procedure volume to a greater extent in 2008 in the second half of the year, which could favorably impact year-over-year comparisons as 2009 progresses.

“As discussed in previous public announcements, our management has taken steps to control judiciously center-level and general and administrative expenses and conserve cash, positioning LCA-Vision to weather the current economic environment, while remaining committed to providing positive patient experiences and to optimize clinical outcomes,” he added.  “We have already experienced the majority of the benefit of these actions and expect only modest incremental cost reductions in these expenses in the coming quarters.  We will continue monitoring our marketing activities with the intent of aligning marketing expense with procedure volume as appropriate, which could lead to a reduction in marketing spending.  We also are considering additional actions, including closing underperforming vision centers.”

Forward-Looking Statements
This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. The forward-looking statements in this release are based on information available to us as of the date hereof. Actual results could differ materially from those stated or implied in our forward-looking statements due to risks and uncertainties associated with our business, including, without limitation, those concerning economic, political and sociological conditions; the successful execution of marketing strategies to cost-effectively drive patients to our vision centers; an inability to attract new patients; our ability to profitably operate vision centers and retain qualified personnel during periods of lower procedure volumes; the relatively high fixed cost structure of our business; the acceptance rate of new technology, and our ability to successfully implement new technology on a national basis; market acceptance of our services; competition in the laser vision correction industry; the possibility of long-term side effects and adverse publicity regarding laser vision correction; operational and management instability; legal or regulatory action against us or others in the laser vision correction industry; the continued availability of non-recourse third-party financing for our patients on terms similar to what we have paid historically; and the future value of revenues financed by us and our ability to collect on such financings, which will depend on a number of factors including the worsening consumer credit environment and our ability to manage credit risk related to consumer debt, bankruptcies and other credit trends. In addition, an ongoing FDA study about post-Lasik quality-of-life matters could impact negatively the acceptance of LASIK. For a further discussion of the factors that may cause actual results to differ materially from current expectations, please review our filings with the Securities and Exchange Commission, including but not limited to our reports on Forms 10-K, 10-Q and 8-K. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, we assume no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.

About LCA-Vision Inc./LasikPlus®
LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 75 LasikPlus® fixed-site laser vision correction centers in 32 states and 57 markets in the United States and a joint venture in Canada. Additional company information is available at www.lca-vision.com and www.lasikplus.com.

  Earning Trust Every Moment.

Transforming Lives Every Day.

For Additional Information

Company Contact:	Investor Relations Contact:
Barb Kise	Jody Cain
LCA-Vision Inc.	Lippert/Heilshorn & Associates
513-792-9292	310-691-7100

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